THE RBB FUND, INC.

NON-12b-1 SHAREHOLDER SERVICES PLAN

(Investor Class Shares)

This Shareholder Services Plan (the “Plan”) dated constitutes the shareholder services plan of the Investor Class Shares (the “Investor Class Shares”) of the Funds listed on Appendix A hereto (each a “Fund,” together, the “Funds”), each a series of The RBB Fund, Inc. (the “Company”).

Section 1. Each Fund is authorized to compensate certain financial intermediaries, including broker-dealers and Fund affiliates (“Participating Organizations”) an aggregate fee in an amount not to exceed on an annual basis 0.15% of the average daily net asset value of the Investor Class Shares of the respective Fund (the “Plan Fee”) attributable to or held in the name of a Participating Organization pursuant to an agreement with such Participating Organization (“Agreement”). Each Agreement will set forth the non-distribution related shareholder services to be performed by the Participating Organization for the benefit of the applicable Fund’s shareholders who have elected to have such Participating Organization service their accounts (“Services”).

Such Services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to a Participating Organization’s Clients (each a “beneficial shareholder” and collectively “beneficial shareholders”) who invest in the Funds, as applicable; (b) aggregating and processing of beneficial shareholders’ orders; (c) processing dividend and other distribution payments from the Funds on behalf of beneficial shareholders; (d) preparing tax reports or forms on behalf of beneficial shareholders; (e) forwarding communications from the Funds to beneficial shareholders; and (f) providing such other similar Services as applicable statutes, rules or regulations permit.

Section 2. The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the board of directors (the “Board” or “Directors”) of the Company, and (b) the Qualified Directors (as defined herein) of the Company, cast in person at a Board meeting called for the purpose of voting on the Plan or such agreement.

Section 3. The Plan shall continue in effect for a period beyond one year from the date it took effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts so expended.

Section 5. The Plan may be terminated at any time, with respect to a Fund, without any penalty, by a vote of the majority of the Qualified Directors.

Section 6. All agreements with any person relating to implementation of the Plan shall be in writing.

Section 7. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, unless approved in the manner provided for approval of the Plan in Section 2. Additionally, no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

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Section 8. As used in this Plan, (a) the term “Qualified Directors” shall mean those Directors who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission..

Section 9. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.

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Appendix A

List of the Funds

Emerald Banking & Finance Evolution Fund

Emerald Growth Fund

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